EXHIBIT 11

                                                              TEXACO INC.
                                    COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE OF COMMON STOCK
                                          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                    --------------------------------------------------------------
                                                (Millions of dollars, except as noted)


                                                                                                    (Unaudited)
                                                                                              ----------------------
                                                                                                For the three months
                                                                                                   ended March 31,
                                                                                              -----------------------
                                                                                              1999               1998
                                                                                              ----               ----
Basic Earnings Per Common Share:
--------------------------------

   Income before cumulative effect of accounting change
      less preferred stock dividend requirements                                            $   186            $   245
                                                                                            =======            =======

   Average shares outstanding (thousands)                                                   526,230            531,914
                                                                                            =======            =======

   Basic income before cumulative effect of accounting change
      per common share (dollars)                                                            $  0.35            $  0.46
                                                                                            =======            =======

Diluted Earnings Per Common Share:
----------------------------------
   Income  before cumulative effect of accounting change
      less preferred stock dividend requirements                                            $   186            $   245

   Adjustments, mainly ESOP preferred stock dividends in 1998                                    --                  9
                                                                                            -------            -------

   Income  before cumulative effect of accounting change
      for diluted net income per share                                                      $   186            $   254
                                                                                            =======            =======

   Average shares outstanding (thousands)                                                   526,230            531,914

   Adjustments, mainly ESOP preferred stock in 1998                                             662             19,507
                                                                                            -------            -------

   Shares outstanding for diluted computation (thousands)                                   526,892            551,421
                                                                                            =======            =======

   Diluted income  before cumulative effect of accounting change
      per common share (dollars)                                                            $  0.35            $  0.46
                                                                                            =======            =======
